EXHIBIT 10.17

ORAL AGREEMENTS

Compensation

1.
Pursuant to an oral arrangement, directors (other Emmanuel Gill) who are not affiliated with Titanium Asset Management Corp. receive an annual cash retainer of $30,000, which is paid in quarterly installments.

2.
Pursuant to an oral arrangement, Mr. Gill receives an annual cash retainer of $100,000, which is paid in quarterly installments, for his services as a director and his consulting services to the Company.  This arrangement was approved by the full board of directors, the independent directors and the executive directors.